================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 --------------

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 13, 2002

                                 --------------

                               EDT LEARNING, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                    DELAWARE                                      76-0545043
         (State or Other Jurisdiction                         (I.R.S. Employer
       of Incorporation or Organization)                     Identification No.)


2999 NORTH 44TH STREET, SUITE 650, PHOENIX, ARIZONA                85018
    (Address of Principal Executive Offices)                     (Zip Code)


                                 (602) 952-1200
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 --------------

================================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Pro Forma Financial Information (unaudited)

          EDT LEARNING, INC. AND LEARNLINC CORPORATION PRO FORMA
          UNAUDITED COMBINED FINANCIAL STATEMENTS
            Introduction....................................................   4
            Pro Forma Combined Balance Sheet as of September 30, 2002.......   5
            Pro Forma Combined Statement of Operations for the year
              ended March 31, 2002..........................................   6
            Pro Forma Combined Statement of Operations for the six months
              ended September 30, 2002......................................   7
            Notes to Pro Forma Combined Financial Statements................   8

     (b)  Financial Statements of Business Acquired

          LEARNLINC CORPORATION FINANCIAL STATEMENTS
            Report of Independent Certified Public Accountants..............  10
            Balance Sheets as of September 30, 2002 (Unaudited) and
              December 31, 2001 and 2000....................................  11
            Statements of Operations for the nine months ended
              September 30, 2002 and 2001 (Unaudited) and for
              the years ended December 31, 2001 and 2000....................  12
            Statements of Shareholders' Deficit for the years
              ended December 31, 2001 and 2000 and for the nine
              months ended September 30, 2002 (Unaudited)...................  13
            Statements of Cash Flows for the nine months ended
              September 30, 2002 and 2001 (Unaudited) and for the
              years ended December 31, 2001and 2000.........................  14
            Notes to Financial Statements...................................  16

          Consent of Hansen, Barnett & Maxwell..............................  23

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        EDT Learning, Inc.


                                        By: /s/ James M. Powers, Jr.
                                            ------------------------------------
                                            James M. Powers, Jr.,
                                            Chairman of the Board, President and
                                            Chief Executive Officer
Date: February 10, 2003

                  EDT LEARNING, INC. AND LEARNLINC CORPORATION
                PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

INTRODUCTION

     The following pro forma combined financial statements reflect the acquisition of certain assets of LearnLinc Corporation (LearnLinc) on December 13, 2002. The pro forma combined financial statements also reflect the acquisition of certain assets of Quisic Corporation (Quisic) on June 17, 2002, the acquisition of all the outstanding capital stock of ThoughtWare Technologies, Inc. (ThoughtWare) on January 15, 2002 and the acquisition of all of the outstanding capital stock of Learning-Edge, Inc. (Learning-Edge) on October 1, 2001.

     The pro forma combined balance sheet is derived from the historical consolidated balance sheet of EDT Learning as of September 30, 2002 and the historical balance sheet of LearnLinc as of September 30, 2002 and is presented as if the acquisition had been consummated on September 30, 2002. The pro forma combined statement of operations for the year ended March 31, 2002 is derived from the historical consolidated statement of operations of EDT Learning for the year ended March 31, 2002, the historical statement of operations of LearnLinc for the year ended December 31, 2001, the historical statement of operations of Quisic for the year ended December 31, 2001, the interim statement of operations of ThoughtWare for the nine months ended December 31, 2001 and the interim statement of operations of Learning-Edge for the six months ended September 30, 2001. The pro forma combined statement of operations for the six months ended September 30, 2002 is derived from the interim consolidated statement of operations of EDT Learning for the six months ended September 30, 2002, the interim statement of operations of LearnLinc for the six months ended September 30, 2002 and the results of operations of Quisic for the period from April 1, 2002 to June 16, 2002. The pro forma adjustments have been prepared as if the acquisitions of LearnLinc, Quisic, Learning-Edge and ThoughtWare had been consummated on April 1, 2001.

     The pro forma combined financial statements are not necessarily indicative of the results of the future operations of EDT Learning. The pro forma combined statements of operations do not reflect the anticipated cost savings resulting from integration of the operations of EDT Learning and LearnLinc or costs to be incurred to integrate the two companies. The pro forma adjustments described in the accompanying notes are based on estimates derived from information currently available.

     The pro forma combined financial statements should be read in conjunction with the notes thereto and the historical financial statements of LearnLinc included in Item 7(b) of this Form 8-K/A. In addition, reference should be made to the historical financial statements of EDT Learning included in Form 10-K for the year ended March 31, 2002 and included in Form 10-Q for the six months ended September 30, 2002 filed with the Securities and Exchange Commission. Reference should be made to the historical statements of Quisic included in Form 8-K/A, which contained the audited financial statements of Quisic for the years ended December 31, 2001 and 2000 filed with the Securities and Exchange Commission. Reference should be made to the historical financial statements of ThoughtWare included in Form 8-K/A, which contained the audited financial statements of ThoughtWare for the year ended December 31, 2001 and the unaudited financial statements of ThoughtWare for the year ended December 31, 2000 filed with the Securities and Exchange Commission. Reference should also be made to the historical financial statements of Learning-Edge included in Form 8-K/A, which contained the audited financial statements of Learning-Edge, Inc. for the year ended December 31, 2000 and the unaudited financial statements of Learning-Edge, Inc. for the nine months ended September 30, 2001 filed with the Securities and Exchange Commission.

                  EDT LEARNING, INC. AND LEARNLINC CORPORATION
                    UNAUDITED PROFORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                                                          PRO FORMA         PRO FORMA
                                                    EDT LEARNING        LEARNLINC        ADJUSTMENTS       AS ADJUSTED
                                                    ------------        ---------        -----------       -----------
                    ASSETS
Current Assets:
  Cash and cash equivalents                           $    832          $      1          $     --          $    833
  Accounts Receivable, net                               1,022               106                 3 (A)         1,131
  Prepaid expenses and other current assets                118                10                                 128
  Inventory                                                                    5                                   5
  Notes receivable, net                                    310                --                                 310
                                                      --------          --------          --------          --------
     Total current assets                                2,282               122                 3             2,407

  Property and equipment, net                            1,519                54                (4)(A)         1,569
  Goodwill                                               9,600                --               348 (A)         9,948
  Intangible assets, net                                 1,504                --               500 (A)         2,004
  Notes receivable, net                                    488                --                                 488
  Other assets                                             262                --                                 262
                                                      --------          --------          --------          --------
     Total assets                                     $ 15,655          $    176          $    847          $ 16,678
                                                      ========          ========          ========          ========
     LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Current portion of long term debt                   $    725          $     49          $    451 (A)      $  1,225
  Accounts payable and accrued liabilities               1,770               233               (42)(A)         1,961
  Current portion of deferred revenue                      340               387               (55)(A)           672
  Current portion of capital lease liabilities             399                --                                 399
                                                      --------          --------          --------          --------
     Total current liabilities                           3,234               669               354             4,257

Long term debt, less current maturities                  5,746                --                --             5,746
Capital lease liabilities                                  308                --                                 308
Deferred revenue                                            84                --                                  84

Commitments and contingencies

Shareholders' deficit:
  Common stock                                              18                 1                (1)(A)            18
  Additional paid-in capital                            33,659             5,757            (5,757)(A)        33,659
  Accumulated deficit                                  (26,253)           (6,174)            6,174 (A)       (26,253)
  Deferred compensation                                     --               (77)               77 (A)
  Less: Treasury shares                                 (1,141)               --                --           (1,141)
                                                      --------          --------          --------          --------
     Total shareholders' deficit                         6,283              (493)              493             6,283
                                                      --------          --------          --------          --------

Total liabilities and shareholders' deficit           $ 15,655          $    176          $    847          $ 16,678
                                                      ========          ========          ========          ========

 SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    EDT LEARNING, INC., LEARNING-EDGE, INC., THOUGHTWARE TECHNOLOGIES, INC.,
                        QUISIC CORP. AND LEARNLINC CORP.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                         EDT       LEARNING-     THOUGHTWARE
                                       LEARNING       EDGE       TECHNOLOGIES    QUISIC       LEARNLINC
                                       FOR THE      FOR THE        FOR THE     CORPORATION   CORPORATION
                                        FISCAL        SIX           NINE         FOR THE       FOR THE
                                         YEAR        MONTHS         MONTHS        YEAR          YEAR                           PRO
                                        ENDED         ENDED         ENDED         ENDED         ENDED         PRO             FORMA
                                      MARCH 31,   SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,    FORMA             AS
                                         2002         2001          2001          2001          2001      ADJUSTMENTS       ADJUSTED
                                         ----         ----          ----          ----          ----      -----------       --------
Revenues
  Learning .........................   $  2,682     $    530      $  1,493      $  6,184      $  2,529     $    (50)(B)     $ 13,368
  Dental contracts .................      6,582           --            --            --            --           --            6,582
                                       --------     --------      --------      --------      --------     --------         --------
     Total revenues ................      9,264          530         1,493         6,184         2,529          (50)          19,950

Operating expenses:
  Costs of revenue ................         --          608           887         3,747           570          (50)(B)        5,762
  Research and development ........      2,323           --           908         5,030           672           --            8,933
  Sales and marketing .............      1,123          402         1,611         4,201           561           --            7,898
  General and administrative ......      2,692          638         3,234         9,642         1,032           --           17,238
  Depreciation and amortization ...      2,089           88           131         5,049           109          199 (C),(F)    7,665
  Impairment of long-lived
    assets ........................         --           --            --         6,217            --           --            6,217
                                      --------     --------      --------      --------      --------     --------         --------
     Total operating expenses .....      8,227        1,736         6,771        33,886         2,944          149           53,713

Earnings (loss) from operations ...      1,037       (1,206)       (5,278)      (27,702)         (415)        (199)         (33,763)

  Interest expense ................     (1,040)         (54)          (65)      (45,540)          (94)         (45)(D)      (46,838)
  Interest income .................        238           --            37            --            --           --              275
  Other income (expense) ..........      1,305           --            --          (763)           --           --              542
                                      --------     --------      --------      --------      --------     --------         --------
                                           503          (54)          (28)      (46,303)          (94)         (45)         (46,021)

Income (loss) before taxes ........      1,540       (1,260)       (5,306)      (74,005)         (509)        (244)         (79,784)

  Income tax expense ..............         --           --            --             1            --           --                1
                                      --------     --------      --------      --------      --------     --------         --------

  Income (loss) before
    extraordinary item ............   $  1,540     $ (1,260)     $ (5,306)     $(74,006)     $   (509)    $   (244)(E)     $(79,785)
                                      ========     ========      ========      ========      ========     ========         ========

Earnings (loss) per common share:
  Basic ...........................   $   0.13                                                                             $  (4.82)
                                      ========                                                                             ========
  Diluted .........................   $   0.12
                                      ========

Number of shares used in
  calculation of earnings
  (loss) per share:
    Basic .........................     11,930                                                                     (H)       16,568
                                      ========                                                                             ========
    Diluted .......................     12,466
                                      ========

 SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                  EDT LEARNING, INC. AND LEARNLINC CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2002
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        EDT            QUISIC        LEARNLINC
                                                      LEARNING      CORPORATION     CORPORATION
                                                    FOR THE SIX    FOR THE PERIOD   FOR THE SIX
                                                    MONTHS ENDED    FROM APRIL 1    MONTHS ENDED         PRO          PRO FORMA
                                                    SEPTEMBER 30,    TO JUNE 16,    SEPTEMBER 30,       FORMA             AS
                                                        2002            2002            2002         ADJUSTMENTS       ADJUSTED
                                                        ----            ----            ----         -----------       --------
Revenues
   Learning .....................................     $  2,272        $    335        $    774        $     --         $  3,381
   Dental contracts .............................        1,993              --              --              --            1,993
                                                      --------        --------        --------        --------        --------
       Total revenues ...........................        4,265             335             774              -- (G)        5,374

Operating expenses
   Cost of revenue ..............................           --             472             216              --              688
   Research and development .....................        1,810             408             177              --            2,395
   Sales and marketing ..........................          851             383             129              --            1,363
   General and administrative ...................        1,463             708             119              --            2,290
   Depreciation and amortization ................          991             466             138              64 (F)        1,659
                                                      --------        --------        --------        --------        --------
       Total operating expenses .................        5,115           2,437             779              64 (G)        8,395

Earnings (loss) from operations .................         (850)         (2,102)             (5)            (64)          (3,021)

   Interest expense .............................         (766)           (348)             (1)             (8)(D)       (1,123)
   Interest income ..............................           92              --              --              --               92
   Other income .................................          815              --               2              --              817
                                                      --------        --------        --------        --------         --------

   Income (loss) before income taxes ............         (709)         (2,450)             (4)            (72)          (3,235)
       Income taxes .............................           --              --              --              --               --
                                                      --------        --------        --------        --------         --------
Net income (loss) ...............................     $   (709)       $ (2,450)             (4)       $    (72)(G)     $ (3,235)
                                                      ========        ========        ========        ========         ========
Earnings (loss) per common share,
  basic and diluted .............................     $  (0.05)                                                        $  (0.19)
                                                      ========                                                         ========
Number of shares used in calculation of
  earnings (loss) per share, basic and diluted ..       15,572                                                 (H)       16,622
                                                      ========                                                         ========

 SEE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

           NOTES TO PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

     On December 13, 2002, the Company acquired certain assets of LearnLinc Corporation (LearnLinc), a wholly-owned subsidiary of Mentergy, Inc., in exchange for $500,000 and the assumption of $462,000 of liabilities. In addition, the Company will pay a royalty of 20% for all revenues collected from the sale or license of LearnLinc software over a three-year period. The maximum amount due under the Royalty Agreement is $5,000,000. The purchase price has initially been calculated as follows:

                                                                   LEARNLINC
                                                                 --------------
                                                                 (IN THOUSANDS)
     Issuance of debt ........................................       $  500
     Acquisition costs .......................................           60
                                                                     ------
        Net purchase price, including acquisition costs ......       $  560

     Assumed liabilities .....................................          462
                                                                     ------
        Total purchase price .................................       $1,022
                                                                     ======

     The following is a summary of the significant assumptions and adjustments used in preparing the pro forma unaudited combined balance sheet as of September 30, 2002 and the pro forma unaudited combined statements of operations for the year ended March 31, 2002 and for the six months ended September 30, 2002.

     (A) The total purchase price has initially been allocated to assets acquired and liabilities assumed based upon their estimated fair values in accordance with Statement of Financial Accounting Standards
          (SFAS) No. 141, "Business Combinations". The excess purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed has been assigned to goodwill.

     The purchase price of LearnLinc has initially been allocated as follows:

                                                                          PURCHASE
                                                             HISTORICAL     PRICE      PRO FORMA
                                                               AMOUNT    ALLOCATION   ADJUSTMENT
                                                               ------    ----------   ----------
                                                                        (IN THOUSANDS)
     Current assets .....................................     $   121      $   124      $     3
     Property and equipment .............................          54           50           (4)
     Goodwill ...........................................          --          348          348
     Identifiable intangible assets .....................          --          500          500
     Current liabilities, including deferred revenue ....        (668)      (1,022)        (354)
     Common stock .......................................          (1)          --            1
     Capital in excess of par value .....................      (5,757)          --        5,757
     Accumulated deficit ................................       6,174           --       (6,174)
     Deferred compensation ..............................          77           --          (77)
                                                              -------      -------      -------
                                                              $    --      $    --      $    --
                                                              =======      =======      =======

     (B) Reflects the elimination of sales between EDT Learning and Learning-Edge prior to the acquisition.

     (C) Reflects the increase in amortization related to the Learning-Edge acquisition.

     (D) Reflects interest expense related to the $500,000 and $1.1 million of debt issued by EDT Learning in connection with the LearnLinc and Learning-Edge acquisitions.

     (E) The historical results of EDT Learning for the year ended March 31, 2002 included a $4,265,000 extraordinary gain related to forgiveness of debt. This item has not been included in the related unaudited pro forma consolidated statements of operations.

     (F) Reflects amortization of the identifiable intangible assets recorded as part of the LearnLinc and Quisic asset acquisitions.

     (G) Reflects the condensed historical results of LearnLinc's operations not otherwise included in the related pro forma information:

                                                                     SIX MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                       NINE MONTHS    LESS THREE       2002
                                          ENDED      MONTHS ENDED   INCLUDED IN
                                      SEPTEMBER 30,    MARCH 31,     PRO FORMA
     LearnLinc Corporation                2002            2002       STATEMENTS
     ---------------------                ----            ----       ----------
     Revenues ...................       $ 1,083         $   309       $   774
     Loss from operations .......       $  (145)        $  (140)      $    (5)
     Net loss ...................       $  (147)        $  (143)      $    (4)


     (H) Weighted average shares of common stock outstanding is summarized below:

                                                      SIX MONTHS       YEAR
                                                         ENDED         ENDED
                                                     SEPTEMBER 30,   MARCH 31,
                                                         2002          2002
                                                        ------        ------
     EDT Learning historical weighted average
       common stock equivalents:
         Basic ....................................      15,572        11,930
         Diluted ..................................      15,572        12,466
     EDT Learning shares issued for the
       acquisition of Learning-Edge ...............          --           975
     EDT Learning shares issued for the
       acquisition of ThoughtWare .................          --         1,163
     EDT Learning issued for the acquisition of
       certain assets of Quisic ...................       1,050         2,500
                                                         ------        ------
     Total number of shares used in net income
       per share calculation:
         Basic ....................................      16,622        16,568
                                                         ======        ======
         Diluted ..................................      16,622        17,104
                                                         ======        ======

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
LearnLinc Corporation

We have audited the accompanying balance sheets of LearnLinc Corporation (the Company) as of December 31, 2001 and 2000 and the related statements of operations, shareholder's deficit and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LearnLinc Corporation at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
January 15, 2003

                              LEARNLINC CORPORATION
                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                              SEPTEMBER 30,   ----------------------------
                                                  2002            2001            2000
                                              ------------    ------------    ------------
                                              (UNAUDITED)

                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                   $        750    $        750    $     43,116
  Accounts receivable, net of allowance
    for uncollectible accounts of $142,427
    (unaudited), $51,240, and $95,792,
    respectively                                   105,327         360,436         378,691
  Inventory                                          4,667           7,882           3,598
  Other current assets                              10,000           1,040          53,815
                                              ------------    ------------    ------------
      TOTAL CURRENT ASSETS                         120,744         370,108         479,220

PROPERTY AND EQUIPMENT, NET                         53,912         152,531         242,244
                                              ------------    ------------    ------------

TOTAL ASSETS                                  $    174,656    $    522,639    $    721,464
                                              ============    ============    ============

                     LIABILITIES AND SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES
  Current portion of notes payable            $     48,744    $     55,536    $     37,182
  Accounts payable                                 200,752          64,213          52,681
  Accrued expenses                                  32,084          51,112         169,349
  Deferred revenue                                 387,038         494,988         379,501
                                              ------------    ------------    ------------
      TOTAL CURRENT LIABILITIES                    668,618         665,849         638,713

LONG-TERM NOTES PAYABLE                                 --              --       2,111,160
                                              ------------    ------------    ------------

TOTAL LIABILITIES                                  668,618         665,849       2,749,873
                                              ------------    ------------    ------------

SHAREHOLDER'S DEFICIT
  Common Stock, $0.0001 par value;
    8,000,000 shares authorized;
    5,446,431 shares issued and
    outstanding, respectively                          545             545             545
  Additional paid-in capital                     5,756,892       5,883,812       3,489,799
  Deferred compensation                            (77,223)             --              --
  Accumulated deficit                           (6,174,176)     (6,027,567)     (5,518,753)
                                              ------------    ------------    ------------
      TOTAL SHAREHOLDER'S DEFICIT                 (493,962)       (143,210)     (2,028,409)
                                              ------------    ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT   $    174,656    $    522,639    $    721,464
                                              ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                              LEARNLINC CORPORATION
                            STATEMENTS OF OPERATIONS

                                                      FOR THE NINE MONTHS             FOR THE YEARS ENDED
                                                       ENDED SEPTEMBER 30,                DECEMBER 31,
                                                  ----------------------------    ----------------------------
                                                      2002            2001            2001            2000
                                                  ------------    ------------    ------------    ------------
                                                  (UNAUDITED)     (UNAUDITED)
SALES                                             $  1,083,239    $  2,167,620    $  2,529,415    $  2,819,580
COST OF SALES                                          318,119         502,097         570,364         493,542
                                                  ------------    ------------    ------------    ------------
GROSS MARGIN                                           765,120       1,665,523       1,959,051       2,326,038
                                                  ------------    ------------    ------------    ------------

OPERATING EXPENSES
  Selling, general, and administrative expenses        599,971       1,475,690       1,701,461       3,093,455
  Product development expenses                         310,216         571,789         672,716       1,179,111
                                                  ------------    ------------    ------------    ------------
      TOTAL OPERATING EXPENSES                         910,187       2,047,479       2,374,177       4,272,566
                                                  ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS                                  (145,067)       (381,956)       (415,126)     (1,946,528)
                                                  ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
  Interest expense                                      (4,155)        (71,380)        (93,697)        (56,372)
  Other income                                           2,613               9               9           9,863
                                                  ------------    ------------    ------------    ------------
                                                        (1,542)        (71,371)        (93,688)        (46,509)
                                                  ------------    ------------    ------------    ------------

NET LOSS                                          $   (146,609)   $   (453,327)   $   (508,814)   $ (1,993,037)
                                                  ============    ============    ============    ============

BASIC AND DILUTED LOSS PER COMMON SHARE           $      (0.03)   $      (0.08)   $      (0.09)   $      (0.39)
                                                  ============    ============    ============    ============
BASIC AND DILUTED WEIGHTED-AVERAGE
  COMMON SHARES OUTSTANDING                          5,446,431       5,446,431       5,446,431       5,093,755
                                                  ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                              LEARNLINC CORPORATION
                       STATEMENTS OF SHAREHOLDER'S DEFICIT
     FOR THE YEARS ENDED DECEMBER 30, 2000 AND 2001 AND FOR THE NINE MONTHS
                      ENDED SEPTEMBER 30, 2002 (UNAUDITED)

                                                                PREFERRED STOCK                  COMMON STOCK
                                                          ----------------------------    ----------------------------
                                                             SHARES          AMOUNT          SHARES          AMOUNT
                                                          ------------    ------------    ------------    ------------
BALANCE AT JANUARY 1, 2000                                   2,818,318    $  3,844,398       2,585,840    $        259
  Common stock issued for exercise of options                       --              --           7,800               1
  Preferred stock dividends                                         --              --              --              --
  Accretion of preferred stock to redemption value                  --          55,614              --              --
  Cancellation of dividends payable                                 --              --              --              --
  Common stock issued for conversion of note payable                --              --          34,483               3
  Common stock issued for conversion of preferred stock     (2,818,318)     (3,900,012)      2,818,308             282
  Net distribution to shareholder                                   --              --              --              --
  Net loss                                                          --              --              --              --
                                                          ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 2000                                        --              --       5,446,431             545
  Forgiveness of shareholder note payable                           --              --              --              --
  Net contribution from shareholder                                 --              --              --              --
  Net loss                                                          --              --              --              --
                                                          ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 2001                                        --              --       5,446,431             545
  Options of the parent corporation issued to employees
    of Company with no exercise price                               --              --              --              --
  Amortization of compensation cost                                 --              --              --              --
  Net distribution to shareholder                                   --              --              --              --
  Net loss                                                          --              --              --              --
                                                          ------------    ------------    ------------    ------------

BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)                           --    $         --       5,446,431    $        545
                                                          ============    ============    ============    ============

                                                           ADDITIONAL                                        TOTAL
                                                            PAID-IN         DEFERRED      ACCUMULATED     SHAREHOLDER'S
                                                            CAPITAL       COMPENSATION      DEFICIT         DEFICIT
                                                          ------------    ------------    ------------    ------------
BALANCE AT JANUARY 1, 2000                                $         --    $         --    $ (5,161,344)   $ (5,161,085)
  Common stock issued for exercise of options                    5,970              --              --           5,971
  Preferred stock dividends                                         --              --         (95,902)        (95,902)
  Accretion of preferred stock to redemption value                  --              --         (55,614)        (55,614)
  Cancellation of dividends payable                                 --              --       1,787,144       1,787,144
  Common stock issued for conversion of note payable            49,997              --              --          50,000
  Common stock issued for conversion of preferred stock      3,899,730              --              --       3,900,012
  Net distribution to shareholder                             (465,898)             --              --        (465,898)
  Net loss                                                          --              --      (1,993,037)     (1,993,037)
                                                          ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 2000                                 3,489,799              --      (5,518,753)     (2,028,409)
  Forgiveness of shareholder note payable                    2,182,647              --              --       2,182,647
  Net contribution from shareholder                            211,366              --              --         211,366
  Net loss                                                          --              --        (508,814)       (508,814)
                                                          ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 2001                                 5,883,812              --      (6,027,567)       (143,210)
  Options of the parent corporation issued to employees
    of Company with no exercise price                          166,272        (166,272)             --              --
  Amortization of compensation cost                                 --          89,049              --          89,049
  Net distribution to shareholder                             (293,192)             --              --        (293,192)
  Net loss                                                          --              --        (146,609)       (146,609)
                                                          ------------    ------------    ------------    ------------

BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)                 $  5,756,892    $    (77,223)   $ (6,174,176)   $   (493,962)
                                                          ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                              LEARNLINC CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                          FOR THE NINE MONTHS             FOR THE YEARS ENDED
                                                           ENDED SEPTEMBER 30,                DECEMBER 31,
                                                      ----------------------------    ----------------------------
                                                          2002            2001            2001            2000
                                                      ------------    ------------    ------------    ------------
                                                      (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                            $   (146,609)   $   (453,327)   $   (508,814)   $ (1,993,037)
  Adjustments to reconcile net loss to net cash
    from operating activities:
      Depreciation                                          74,939          72,000         108,659         100,217
      Amortization of deferred compensation                 89,049              --              --              --
      (Gain) loss on sale of property and equipment         (2,612)             --              --             638
      Changes in operating assets and liabilities:
        Accounts receivable                                255,109           9,484          16,304         643,739
        Other assets                                        (5,745)         33,904          50,442          71,762
        Accounts payable                                   136,539          (2,132)         11,532         (68,638)
        Accrued expenses                                   (19,028)         32,284            (591)       (184,994)
        Deferred revenue                                  (107,950)         12,379         115,487         (17,635)
                                                      ------------    ------------    ------------    ------------

        NET CASH FROM OPERATING ACTIVITIES                 273,692        (295,408)       (206,981)     (1,447,948)
                                                      ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                            --              --              --        (195,063)
  Proceeds from sale of property and equipment              12,126              --              --              --
                                                      ------------    ------------    ------------    ------------

        NET CASH FROM INVESTING ACTIVITIES                  12,126              --              --        (195,063)
                                                      ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments of notes payable                       (6,792)        (25,655)        (27,806)       (324,738)
  Proceeds from issuance of note payable                        --              --              --         148,288
  Proceeds from shareholder note payable                        --              --              --       2,065,000
  Proceeds from exercise of stock options                       --              --              --           5,971
  Net contributions (distributions) from
    (to) shareholder                                      (279,026)        278,697         192,421        (465,898)
                                                      ------------    ------------    ------------    ------------

        NET CASH FROM FINANCING ACTIVITIES                (285,818)        253,042         164,615       1,428,623
                                                      ------------    ------------    ------------    ------------

DECREASE IN CASH AND CASH EQUIVALENTS                           --         (42,366)        (42,366)       (214,388)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                                    750          43,116          43,116         257,504
                                                      ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD              $        750    $        750    $        750    $     43,116
                                                      ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                              LEARNLINC CORPORATION
                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                             FOR THE NINE MONTHS            FOR THE YEARS ENDED
                                                              ENDED SEPTEMBER 30,               DECEMBER 31,
                                                          ---------------------------   ---------------------------
                                                              2002           2001           2001           2000
                                                          ------------   ------------   ------------   ------------
                                                          (UNAUDITED)    (UNAUDITED)
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest                                  $      1,682   $      8,713   $      9,778   $     16,166

NON-CASH INVESTING AND FINANCING ACTIVITIES
  Value of options of shareholder corporation issued to
    employees of Company with no exercise price           $    166,272   $         --   $         --   $         --
  Property and equipment transferred to shareholder
    corporation                                                 14,166             --             --             --
  Property and equipment transferred from shareholder
    corporation                                                     --         18,945         18,945             --
  Forgiveness of shareholder note payable and
    accrued interest                                                --             --      2,182,647             --
  Conversion of preferred stock to common stock and
    the accretion of the remaining discount                         --             --             --      3,900,012
  Accrual of dividends                                              --             --             --         95,902
  Settlement of notes payable with common stock                     --             --             --         50,000
  Cancellation of dividends payable                                 --             --             --      1,787,144

   The accompanying notes are an integral part of these financial statements.

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES - Interactive Learning International, Inc was organized in March 1994 and changed its name to LearnLinc Corporation (the Company) in July 1999. The Company was privately held by its employees and a small number of outside investors until February 29, 2000, when it was acquired by Gilat Communications, Ltd., an Israeli corporation, traded publicly on the NASDQ exchange. The merger was accounted for as a pooling of interests. In May 2001, Gilat Communications Ltd. changed its name to Mentergy Ltd. In December 2001, Mentergy Ltd. transferred its ownership of LearnLinc Corporation to Mentergy, Inc., a wholly owned subsidiary of Mentergy Ltd. Mentergy Ltd. and Mentergy, Inc. are collectively referred to as the sole shareholder or the parent company of LearnLinc Corporation.

The accompanying financial statements present the operations of the LearnLinc Corporation (the Company) on a stand-alone basis for the nine months ended September 30, 2002 and for the years ended December 31, 2001 and 2000. During 2001, the Company closed all of its checking accounts and the parent corporation managed all operations of the Company. Any amounts owed to the parent corporation for net cash payments are classified as a contribution of capital from the parent corporation. Any amounts receivable from the parent for net cash proceeds are classified as a distribution to the parent corporation.

The Company develops, markets and licenses interactive multimedia software. The software is designed to create a student-centered, instructor-led distance learning environment for business, educational and governmental use in a "virtual classroom" via a personal computer.

BASIS OF PRESENTATION AND BUSINESS CONDITION- The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As shown in the financial statements, during the years ended December 31, 2001 and 2000, the Company incurred losses of $508,814 and $1,993,037, respectively. During the years ended December 31, 2001 and 2000, the Company's operations used $206,981 and $1,447,948 of cash, respectively. On September 25, 2002, Mentergy Ltd. announced that it had filed a request with an Israeli court seeking protection from creditors. Although this filing related only to creditors of Mentergy Ltd., it further impaired the Company's ability to market its products or obtain additional financing. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. Management has addressed this concern by selling substantially all the assets of the Company to EDT learning on December 13, 2002 for $500,000. The sale also included the assumption of certain liabilities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

INVENTORY - Inventory is stated at the lower of cost or market as determined on the first-in, first-out method. Inventory consists mainly of program CD's and manuals.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets (three to seven years). Upon retirement, sale, or other disposition of assets, the cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized.

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of December 31, 2001, the Company did not consider any of its long-lived assets to be impaired.

REVENUE RECOGNITION - The Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, "Software Revenue Recognition" and related interpretations. The Company generates revenues from the sale of its software products to end-users. It also generates revenues from the sale of maintenance and support services on its software products.

     PRODUCT REVENUE - Revenue from software license and technology development fees is recognized upon the later of shipment of product or completion of significant obligations to customers, provided collectiblity of the resulting receivable is probable.

     MAINTENANCE AND SUPPORT SERVICES - Maintenance revenue is deferred and recognized ratably over the term of the agreement. Revenue from support services is recognized as the related services are performed.

PRODUCT DEVELOPMENT EXPENSE - All costs incurred to establish the technological feasibility of the Company's products have been charged to product development and research expense in the periods such costs were incurred. The Company sells its products immediately following the achievement of technological feasibility.

INCOME TAXES - Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS 109), requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between financial statement and tax bases of existing assets and liabilities. Under FAS No. l09, the effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.

NET LOSS PER COMMON SHARE - Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares and the dilutive potential common share equivalents outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options, warrants and shares issuable upon the conversion of convertible preferred stock. At December 31, 2001, the Company had no potential common share equivalents issued or outstanding.

INTERIM FINANCIAL STATEMENTS - The accompanying financial statements include the accounts of the Company for the nine months ended September 30, 2002. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements as of September 30, 2002 and for the nine months ended September 30, 2002 have been included in the accompanying financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying financial statements for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002.

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


NOTE 2 -- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                           DECEMBER 31,
                                      SEPTEMBER 30,   ----------------------
                                         2002           2001         2000
                                       ---------      ---------    ---------

     Furniture and fixtures            $  92,707      $  92,707    $  73,762
     Computers and equipment             573,567        610,192      610,192
     Purchased software                   14,738         66,412       66,412
                                       ---------      ---------    ---------
                                         681,012        769,311      750,366

     Accumulated depreciation           (627,100)      (616,780)    (508,122)
                                       ---------      ---------    ---------

         NET PROPERTY AND EQUIPMENT    $  53,912      $ 152,531    $ 242,244
                                       =========      =========    =========

Depreciation and amortization expense for the nine months ended September 30, 2002 and for the years ended December 31, 2001 and 2000 was $74,939, $108,659 and $100,217, respectively.

NOTE 3 -- NOTES PAYABLE

Notes payable consisted of the following:

                                                                         DECEMBER 31,
                                                    SEPTEMBER 30,   -----------------------
                                                        2002           2001         2000
                                                     ----------     ----------   ----------
     Note payable to parent company bearing
       interest at 4%; originally due April 2002;
       forgiven as a capital contribution during
       2001                                          $       --     $       --   $2,065,000

     Notes payable to a leasing company bearing
       interest at rates ranging from 13.9% to
       16.2%; as of December 31, 2001, the
       Company was in default on these leases;
       the leases are classified as due on demand;
       secured by computer hardware                      48,744         55,536       83,342
                                                     ----------     ----------   ----------
                                                         48,744         55,536    2,148,342

     Less: current portion of notes payable              48,744         55,536       37,182
                                                     ----------     ----------   ----------

     LONG-TERM PORTION OF NOTES PAYABLE              $       --     $       --   $2,111,160
                                                     ==========     ==========   ==========

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


NOTE 4 -- REDEEMABLE PREFERRED STOCK

Upon the merger of the Company with the parent corporation, each Series A Preferred, Series B Preferred and Series C Preferred shareholder was required to redeem their preferred stock at $1.055, $1.3525 and $1.4475 per share of preferred stock, respectively. Upon redemption, the remaining $55,614 accretion to redemption value was recognized and the preferred shareholders waived all accrued and unpaid dividends. Accordingly, 142,150, 1,293,300 and 1,382,868 shares of Series A, Series B and Series C Preferred Stock, respectively were converted into 2,818,308 shares of the Company's common stock.

NOTE 5 -- STOCK OPTION AND WARRANT ARRANGEMENTS

Stock option and warrant activity is set forth as follows:

                                                                  WEIGHTED
                                NUMBER OF                          AVERAGE
                                 SHARES      PRICE PER SHARE   EXERCISE PRICE
                                 ------      ---------------   --------------

BALANCE - DECEMBER 31, 1999     697,100       $0.59 to $1.45       $1.29

  Options granted                17,500           $1.45            $1.45
  Options forfeited             (42,200)          $1.45            $1.45
  Options exercised              (7,800)      $0.59 to $1.35       $0.77
  Options exchanged            (664,600)      $0.59 to $1.45       $1.40
                               --------
BALANCE - FEBRUARY 2000              --            N/A             $  --
                               ========

In February 2000, as part of the merger with the parent corporation, the Company exchanged its 664,600 options and warrants for 34,260 options and warrants to purchase shares of the parent corporation. Subsequent to the merger and through January 2002, the parent corporation issued various options to purchase the parent corporation shares to employees of the Company. These options vested between two and four years and expire ten years from the date of grant. Below is a summary of the grants, forfeitures and total options and options exercisable of the parent corporation options and warrants held by the Company's employees:

                                           NUMBER OF                           WEIGHTED AVERAGE
                                            SHARES        PRICE PER SHARE       EXERCISE PRICE
                                            ------        ---------------       --------------
NINE MONTHS ENDED - SEPTEMBER 30, 2002
     Granted                                59,810             $0.00               $    --
     Forfeited                               5,484        $0.00 to $47.50             1.86
     Total                                  77,444        $0.00 to $47.50             7.92
     Exercisable                            20,015        $8.00 to $47.50            27.16

YEAR ENDED - DECEMBER 31, 2001
     Granted                                    --              N/A                    N/A
     Forfeited                               1,611        $8.00 to $28.11          $ 23.12
     Total                                  23,118        $8.00 to $47.50            26.96
     Exercisable                            19,483        $8.00 to $47.50            26.65

YEAR ENDED - DECEMBER 31, 2000
     Granted                                 4,450        $8.00 to $47.50          $ 23.09
     Forfeited                              13,990       $11.44 to $28.11            27.86
     Total                                  24,729       $11.44 to $28.11            26.71
     Exercisable                            18,251       $11.44 to $28.11            26.30

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


The Company applies APB Opinion No. 25 and related interpretations in accounting for the stock option issuances; therefore, $89,049 in compensation expense was recognized for employee option grants during the nine months ended September 30, 2002.

Employee stock options of the parent corporation were recorded in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." FASB No. 123, "Accounting for Stock Based Compensation" (FASB 123) requires the recording or disclosure of the fair value of options issued to employees. Had compensation cost for the stock option issuances been determined based on the fair value at the grant dates, the Company's net loss and loss per share for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000 would have been increased as follows. Also included are the weighted average assumptions used by the parent corporation to estimate the fair value of each grant using the Black-Scholes option-pricing model:

                                                                   DECEMBER 31,
                                             SEPTEMBER 30,  --------------------------
                                                 2002           2001          2000
                                             -----------    -----------    -----------
     WEIGHTED AVERAGE FAIR VALUE PER SHARE   $      2.78    $        --    $     13.93

     NET LOSS
       As reported                           $  (146,609)   $  (508,814)   $(1,993,037)
       Proforma                                 (161,323)      (542,076)    (2,014,345)

     BASIC AND DILUTED LOSS PER SHARE
       As reported                           $     (0.03)   $     (0.09)   $     (0.39)
       Proforma                                    (0.03)         (0.10)         (0.40)

     WEIGHTED AVERAGE ASSUMPTIONS
       Dividend yield                                  0%            --              0%
       Expected volatility                           150%            --             87%
       Risk-free interest rate                      2.28%            --           6.50%
       Expected life of options, in years           0.75%            --           2.75%

The impact of SFAS No. 123 may not be representative of the effect on future years because options vest over several years and additional option grants may be made each year.

As a result of the asset sale mentioned in Note 10, all employees were terminated on November 22, 2002. All unvested options were immediately forfeited. The unamortized deferred compensation will be eliminated against additional paid-in capital.

NOTE 6 -- INCOME TAXES

The difference between the federal statutory rate and the Company's effective rate is primarily attributable to the maintenance of a full valuation allowance against net deferred tax assets in 2001 and 2000. The temporary

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


difference giving rise to a significant portion of the net deferred tax asset at December 31, 2001 and 2000 is the net operating loss carryover.

The Company has recorded a full valuation allowance against its net deferred tax assets totaling approximately $2,338,460 and $2,223,742 at December 31, 2001 and 2000. The valuation allowance increased approximately $164,719 and $810,743 during the years ended December 31, 2000 and 2001.

At December 31, 2001, the Company had federal net operating loss carryovers for income tax purposes of approximately $5,461,321. These loss carryovers may be subject to annual limitation on their usage and will begin to expire in 2011.

NOTE 7 -- CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.

With respect to trade receivables, the Company's customers are primarily concentrated in one line of business and are located throughout the United States. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

The Company leases office space and equipment under operating leases which expires between May 2004 and May 2006. Total rent expense for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000 was $91,319, $114,847 and $109,815, respectively. Future minimum payments required under the operating leases described above are as follows:

                            YEARS ENDING DECEMBER 31,
                            -------------------------

                            2002             $108,356
                            2003              108,356
                            2004               46,861
                            2005                2,936
                            2006                2,936

NOTE 9 -- RELATED PARTY TRANSACTIONS

The Company has had sales to its parent corporation of $90,188, $525,782 and $465,898 for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000, respectively. The parent corporation resold these items during the same period for at least the original purchase price. These inter-company sales were classified as distributions to the parent corporation.

During 2000, the Company borrowed $2,065,000 from its parent corporation which was to be repaid in April 2002. Interest accrued at four percent (4%). On December 31, 2001, the parent corporation forgave the note and all accrued interest. Since the companies are related, the forgiveness of $2,182,647 was recorded as a contribution of capital.

NOTE 10 -- SUBSEQUENT EVENTS

ACQUISITION OF COMPANY ASSETS
On December 13, 2002, the parent corporation sold certain assets of the Company to EDT Learning, Inc. The purchase price for the acquisition was $500,000 and the assumption of certain liabilities, with $250,000 being paid on December 13, 2002 and $250,000 due on December 13, 2003. In addition, the Company will receive a royalty of

                             LEARNLINC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
               (Information with Respect to the Nine-Month Period
                    Ending September 30, 2002 is Unaudited)


20% for all revenues collected from the sale or license of LearnLinc software over a three year period. The maximum amount due under the Royalty Agreement is $5,000,000.

STOCK OPTIONS

As a result of the above asset sale, all employees were terminated on November 22, 2002. All unvested options were immediately forfeited. The unamortized deferred compensation will be eliminated against additional paid-in capital.

                   [LETTERHEAD OF HANSEN, BARNETT & MAXWELL]


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Registration Statement No. 333-71332 on Form S-8 of EDT Learning, Inc. of our report dated January 15, 2003 (relating to the 2001 and 2000 financial statements of LearnLinc Corporation) appearing in this Form 8-K.



                                             /s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 7, 2003

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